EXHIBIT 15.0

INDEPENDENT ACCOUNTANTS' AWARENESS LETTER



PNM Resources, Inc.
Albuquerque, New Mexico


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PNM Resources, Inc and subsidiaries for the three and six-month periods ended June 30, 2002, as indicated in our report dated August 2, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statement File No. 33-65418, Registration Statement File No. 333-03289, Registration Statement File No. 333-03303, Registration Statement File No. 333-10993, Registration Statement File No. 333-32170, Registration Statement File No. 333-53367, Registration Statement File No. 333-61598, Registration Statement No. 333-73648, Registration Statement No. 333-76288, and Registration Statement No. 333-76316.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP


August 14, 2002
Omaha, Nebraska